As filed with the Securities and Exchange Commission on March 2, 2016

Registration No. 333-177648

Registration No. 333-192413

Registration No. 333-188144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-3 Registration Statement 333-177648

Form S-3 Registration Statement 333-192413

Post-Effective Amendment No. 4 to

Form S-3 Registration Statement 333-188144

FORM S-3

Registration Statement

Under

The Securities Act of 1933

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-2481988 (I.R.S. Employer Identification No.)

2100 Rexford Road, Suite 414

Charlotte, North Carolina 28211

(704) 496-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Makuch

Interim Chief Financial Officer

Campus Crest Communities, Inc.

2100 Rexford Road, Suite 414

Charlotte, North Carolina

(704) 496-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kilpatrick Townsend & Stockton, LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4528

Attention: W. Benjamin Barkley

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) relate to the following Registration Statements of Campus Crest Communities, Inc. (the “Registrant”) on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (No. 333- 177648), which was filed with the SEC on November 1, 2011 and amended on November 23, 2011;

•	Registration Statement on Form S-3 (No. 333-192413), which was filed with the SEC on November 19, 2013 and amended on November 26, 2013; and

•	Registration Statement on Form S-3 (No. 333-188144), which was filed with the SEC on April 26, 2013 and amended on June 3, 2013, February 28, 2014 and June 30, 2014.

The Registrant expects the closing of the merger (the “Merger”) of the Registrant with and into HSRE Quad Merger Sub, LLC (“Merger Sub”), with Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger, dated as of October 16, 2015, by and among the Registrant, HSRE Quad Merger Parent, LLC, Merger Sub and CCGSR, Inc., to occur on March 2, 2016, subject only to customary closing deliveries and conditions being satisfied at the closing.

In connection with the anticipated closing of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the above-referenced Registration Statements and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on this 2nd day of March, 2016.

Campus Crest Communities, Inc.
By:	/s/ John Makuch
John Makuch
Interim Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.